Exhibit 10-P-16
Time-Based Restricted Stock Units (RSUs) Description
For [2007] Annual Stock-Based Grants
Issued: March      , [2007]
What are Restricted Stock Units (RSUs)?
RSUs are phantom shares of Ford common stock that are paid out in actual shares following a specified performance and/or restriction period. Time-based RSUs awarded to you convert to bonafide shares of Ford Common Stock after a specified restriction period.
Because RSUs are not “real” shares until the restriction period ends, you will not be eligible to vote the shares, nor are the shares registered in your name.
RSUs are different from a stock option grant that gives you the right to purchase shares of Ford stock at a specified price during a certain time period.
Who is eligible to receive Time-Based RSUs and when are they awarded?
LL5+ employees are eligible to be considered for a time-based RSU grant in March of each year. The Company’s grant to an employee of a time-based RSU is not an element of the employee’s compensation. Any grant to an employee does not entitle an employee to any further grants in the future and the Company does not guarantee that benefits under the 1998 Long-Term Incentive Plan will have a particular value or be granted to the employee in the future.
How do time-based RSUs work? What happens when the restriction period lifts?
Time-based RSUs vest over a specified restriction period. [Grants awarded in [2007] vest over a three year period. 33% of your grant will vest after one year; 33% after two years; and 34% after three years.]
During the annual compensation planning process, management recommends a stock-based award having a dollar value based on your Leadership Level and your expected future contributions to Ford’s success. The number of RSUs granted to you is based on the Fair Market Value* (FMV) of Ford Common Stock on the grant date. An account showing your RSU grant will be set up in your name at [                              ].
At the end of the specified restriction period, the RSUs are converted to actual shares of Ford common stock, less shares withheld to cover any tax liability on the value of the award. The shares carry all associated rights including voting rights and the right to any dividend payments.
Will I receive dividends on my RSUs during the restriction period?
Dividend equivalents will not be paid on your RSU grant during the restriction period. Dividends will begin after the RSU grant converts to actual shares of Ford common stock, if the Company is paying dividends on common stock.
What about taxes?
RSUs are generally not recognized as taxable income at the time the RSU grant is made. As soon as practicable after the restriction period ends, shares of Ford common stock will be issued to you for this grant [less shares withheld to cover any tax liability on the value of the grant].
What happens to my grant if I leave the Company before the [one/two/three] year restriction is over?
If you leave the Company for any reason other than death, disability or approved retirement before the restriction period ends, or if your employment terminates for any reason prior to six months following the grant date, your grant will automatically be forfeited.
Are there any other conditions related to the RSU awards?
There are several other conditions that you should be aware of:

1)	You must refrain from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof. In the event of non-fulfillment of this condition, your rights in the RSU grant, including the right to have the grant converted to real shares of Ford stock at the end of the applicable restriction period, will be forfeited and cancelled.
2)	Your rights in the RSUs, including the right to have the grant converted to real shares of Ford Stock at the end of the applicable restriction period, will be forfeited and cancelled if it is determined that you have acted in a manner inimical to the best interests of the Company.
3)	Your RSUs are subject to the terms and conditions described herein and in the Company’s 1998 Long-Term Incentive Plan.
* The FMV is the average of the high and low price of Ford Common Stock trading on the New York Stock Exchange on the applicable date.